Exhibit 10.1
January 13, 2006
Karl Moeller
27400 Loma Prieta Way
Los Gatos CA 95033
Dear Karl:
Alliance Semiconductor Corporation is pleased to offer you employment as an Interim Chief Financial Officer, reporting to Melvin Keating. Your starting base salary will be $20,000 per month. Your salary will be paid in accordance with Alliance’s payroll policies, as amended from time to time.
In addition, you will receive an option to purchase 25,000 common shares of Alliance Semiconductor, based on the same plan and vesting schedule as Melvin Keating.
Also, you will be eligible to receive the medical and dental insurance coverage provided under Alliance’s group insurance plans, and will be eligible to participate in Alliance’s 401(k) plan. You will receive ten days paid vacation per year, which accrues on a monthly basis.
As an Alliance employee, you will be expected to abide by company rules and regulations. You will be expected to sign and comply with our employee agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Alliance, and nondisclosure of confidential and proprietary information. This offer is subject to your completion of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States, no later than three days after your employment begins. Additionally, this offer of employment is contingent upon the successful completion of a background check.
Employment at Alliance is on an “AT-WILL” basis. As an employee, you may terminate employment at any time, and for any reason whatsoever, with notice to Alliance. We request that, in the event of resignation, you give the company at least two weeks notice. Similarly, Alliance may terminate your employment at any time, and for any reason whatsoever, with or without cause. Furthermore, this mutual termination of employment arrangement supercedes any prior written and oral agreement between us.
This letter sets forth all of the terms relating to your potential employment by Alliance, and supersedes all other discussions, whether written or oral. The terms relating to your actual or potential employment by Alliance, including the terms of this letter, may not be modified or amended, except in writing signed by both parties. Should any controversy arise between us resulting from this offer, we agree to submit such a controversy to binding arbitration, using a neutral arbitrator (either agreed upon, or appointed by a court of competent jurisdiction), under the rules of the American Arbitration Association, providing adequate discovery necessary to vindicate each party’s claims, requiring a written arbitration award, without limitation on statutory remedies, and where Alliance shall pay all reasonable costs associated with such an arbitration.

Alliance Offer Of Employment

Please give this offer your careful consideration. I believe your association with Alliance would be very beneficial to both you and Alliance. Please indicate your acceptance of this employment offer by signing below and returning it to Angel Middour, in the Human Resources Department, by January 16, 2006.
Sincerely,
/s/ Melvin L. Keating
Melvin L. Keating
Interim President and CEO

Acceptance of Offer of Employment
I accept this offer of employment according to the terms of this letter:
                                   /s/ Karl H. Moeller, Jr.

                                   signature
                                   Karl H. Moeller, Jr.

                                   printed name
                                   1/13/2006

                                   date
                                   1/13/2006

                                   my proposed start date